Exhibit 99.1

SPAR Group Announces Financial Results for the

Three Months Ending March 31, 2014

WHITE PLAINS, N.Y., May 15, 2014 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced the financial results for the first quarter ending March 31, 2014. Revenue for the 2014 first quarter totaled $28 million, an increase of 12%.

Jill Blanchard, Chief Executive Officer of SPAR Group, commented, “During the quarter we were pleased with our 12% year-over-year revenue growth, led by the integration of our Market Force acquisition and higher revenue from new contracts in India, Mexico and Japan. Although we achieved double-digit revenue growth we did experience lower gross profit margins overall in our Domestic operations in the first quarter. This domestic decrease was primarily driven by a weakness in the retail sector with several of our larger clients. To counter this decrease, our management team is focused on transforming our existing mix of business towards higher margin services as our contracts evolve. We would expect our margins to improve as the overall retail market continues to rebound and we improve our product mix. At the same time, International results remained positive with our gross profit growing over 15% and our operating income increasing over 100% internationally.”

Financial Highlights for the First Quarter Ending March 31, 2014

●	Revenue totaled $28 million, an increase of 12%, as compared to $25 million in 2013;
●	International revenue totaled $17.1 million, an increase of 12% as compared to $15.3 million in 2013;
●	International revenue accounted for 61% of revenue during the first quarter of 2014;
●	Domestic revenue totaled $11 million, an increase of 13% as compared to $9.7 million in 2013;
●	Gross profit totaled $6.2 million, an increase of 7.3%, as compared to $5.8 in 2013;
●	Gross profit margin was 22.2% as compared to 23.2% in 2013;
●	Net loss attributable to SPAR Group, Inc. totaled $369,000 as compared to net income of $44,000 in 2013;
●	Working capital as of March 31, 2014 was $13.8 million.

Financial Results for the three month period ended March 31, 2014 and 2013

	For the Three Months Ended March 31,
			Change
	2014	2013	$	%

Net Revenue:
Domestic	$10,958	$9,689	$1,269	13.1%
International	17,078	15,301	1,777	11.6%
Total	$28,036	$24,990	$3,046	12.2%

Gross Profit:
Domestic	$3,041	$3,047	$(6)	(0.2)%
International	3,189	2,761	428	15.5%
Total	$6,230	$5,808	$422	7.3%

Operating (loss) income:
Domestic	$(264)	$307	$(571)	(186)%
International	161	(2)	163	na
Total	$(103)	$305	$(408)	(134)%

Net (loss) income attributable to SPAR Group, Inc.:
Domestic	$(300)	$192	$(492)	(256)%
International	(69)	(148)	79	(54)%
Total	$(369)	$44	$(413)	na

Earnings per Diluted Share:
	$(0.02)	$0.00	$(0.02)

Domestic net revenues totaled $11 million in the three months ended March 31, 2014, compared to $9.7 million for the same period in 2013. Domestic net revenues increased by approximately $1.3 million. The increase was primarily due to incremental revenue from the acquisition of general merchandising and certain in-store audit services from Market Force Information (“MFI”) late in the first quarter of 2013.

International net revenues totaled $17 million for the three months ended March 31, 2014, compared to $15.3 million for the same period in 2013, an increase of $1.7 million or 11.6%. The increase in net revenues was primarily due to incremental revenue from new contracts in India, Mexico and Japan and the integration of the acquisition in India, partially offset by lower revenue in Australia and Turkey.

Domestic gross profit margin for the three months ended March 31, 2014, was 27.8% compared to 31.4% for the same period in 2013. The decrease in gross profit margin 3.6 percentage points was due primarily to an unfavorable mix of project work compared to last year, which was primarily driven by a weakness in the retail sector with several of our larger domestic clients.

International gross profit margin for the three months ended March 31, 2014, improved by 0.7 percentage points to 18.7% compared to 18% for the same period last year. The improvement in gross margin was primarily due to a favorable mix of business in the Mexico, South Africa and Japan markets compared to last year, partially offset by lower gross profit margin business in both the India and Turkey markets.

Selling, general and administrative expenses increased $720,000 for the three months ended March 31, 2014 compared to the same period in 2013. The increase was primarily due to fixed overhead in support of the assets acquired from Market Force late in the first quarter of 2013, increase stock compensation expense from the onetime charge for restricted stock awards granted to the Company’s previous CEO and increased spending in both the Mexico and Japan markets in support of the respective revenue growth for the quarter.

The Company reported a net loss attributable to SPAR Group, Inc. of $369,000 for the period ended March 31, 2014, or $0.02 per diluted share, compared to a net income of $44,000 for the period ended March 31, 2013, or $0.00 per diluted share.

Balance Sheet as of March 31, 2014

As of March 31, 2014, cash and cash equivalents totaled $4.2 million. Working capital was $13.8 million and current ratio was 2.1 to 1. Total current assets and total assets were $25.7 million and $34.2 million, respectively. Current and total liabilities were $12 million and $15.6 million respectively, total equity was $18.6 million as of March 31, 2014.

Conference Call Details:

Date: Tuesday, May 20, 2014
Time: 11:00 a.m. ET
TOLL-FREE: 1-877-941-1427
TOLL/INTERNATIONAL: 1-480-629-9664

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. ET call. A telephonic replay of the conference call may be accessed approximately three hours after the call through May 27, 2014 by dialing 1-877-870-5176 or 1-858-384-5517 for international callers, and entering the replay pin number 4683760.

There will also be a simultaneous audio feed webcast and archived recording of the conference call available at http://www.sparinc.com under the "Investor Relations" menu section and "News Releases" sub-menu of the website, or you may use the link audio feed and archived recording of the conference call available at http://public.viavid.com/player/index.php?id=109294.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, independent, convenience, electronics, toy and specialty stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company operates throughout the United States and internationally in 8 of the most populated countries, including China and India. For more information, visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

Certain statements in this news release and made in the update conference call are forward-looking, including (without limitation) expectations or guidance respecting building upon the Company's strong foundation, leveraging compatible global opportunities, improving on the value we already deliver to customers, our growing client base, continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, improving product mix, continuing to maintain or reduce costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the Company's anticipations are based on its plans, intentions, expectations and estimates and (although the Company believe them to be reasonable) involve known and unknown risks, uncertainties and other unpredictable factors (many of which are beyond the Company's control) that could cause them to fail to occur or be realized or to be materially and adversely different from those the Company anticipated. The Company's actual assets, business, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, prospects, sales, strategies, taxation or other achievement, results, risks or condition to differ materially from those anticipated by the Company, whether expressed or implied by any forward-looking statements or other information. Information and risk factors regarding certain of those forward-looking statements and other risks, cautions and information that could affect future results, performance or trends are discussed in SPAR Group's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other risks, cautions and information.

Company Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investor Contact:
Valter Pinto
Alliance Advisors, LLC
(914) 669-0222
valter@allianceadvisors.net

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of (Loss) Income and Comprehensive Loss

(Note)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Net revenues	$28,036	$24,990
Cost of revenues	21,806	19,182
Gross profit	6,230	5,808

Selling, general and administrative expenses	5,921	5,201
Depreciation and amortization	412	302
Operating (loss) income	(103)	305

Interest expense	43	31
Other (income) expense	(45)	(13)
(Loss) income before provision for income taxes	(101)	287

Income tax expense	119	113
(Loss) income from continuing operations	(220)	174
Income from discontinued operations	–	39
Net (loss) income	(220)	213
Net income attributable to the non-controlling interest	149	169
Net (loss) income attributable to SPAR Group, Inc.	$(369)	$44

Basic loss per common share:
Continuing operations	$(0.02)	$0.00
Discontinued operations	$-	$-
Diluted loss per common share:
Continuing operations	$(0.02)	$0.00
Discontinued operations	$-	$-

Weighted average common shares – basic	20,557	20,465
Weighted average common shares – diluted	21,812	21,612

Net (loss) income	(220)	213
Other comprehensive loss:
Foreign currency translation adjustments	(47)	(198)
Comprehensive (loss) income	$(267)	$15
Comprehensive income attributable to non-controlling interest	149	169
Comprehensive loss attributable to SPAR Group, Inc.	$(416)	$(154)

Note: The Consolidated Statements of Income and Comprehensive Income for the periods ended March 31, 2014 and 2013, are excerpted from the consolidated audited financial statements as of those dates but do not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2014	December 31, 2013
	(Note)	(Note)
Assets
Current assets:
Cash and cash equivalents	$4,236	$2,814
Accounts receivable, net	20,627	21,734
Deferred income taxes	429	456
Prepaid expenses and other current assets	432	642
Total current assets	25,724	25,646

Property and equipment, net	2,105	2,032
Goodwill	1,800	1,800
Intangible assets	2,128	2,259
Deferred income taxes	1,900	1,900
Other assets	552	641
Total assets	$34,209	$34,278

Liabilities and equity
Current liabilities:
Accounts payable	$3,891	$4,267
Accrued expenses and other current liabilities	5,959	5,854
Accrued expenses due to affiliates	1,634	560
Customer deposits	391	673
Lines of credit	96	696
Total current liabilities	11,971	12,050
Long-term debt and other liabilities	3,679	3,672
Total liabilities	15,650	15,722

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares– 2,445,598 Issued and outstanding shares– None – March 31, 2014 and None – December 31, 2013	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued shares – 20,680,717 – March 31, 2014 and December 31, 2013	207	207
Treasury stock at cost 66,244 shares – March 31, 2014 and 181,931 shares – December 31, 2013	(130)	(356)
Additional paid-in capital	15,383	15,339
Accumulated other comprehensive loss	(1,078)	(1,031)
Retained earnings	1,285	1,654
Total SPAR Group, Inc. equity	15,667	15,813
Non-controlling interest	2,892	2,743
Total Equity	18,559	18,556
Total liabilities and equity	$34,209	$34,278

Note: The Balance Sheets at March 31, 2014 and December 31, 2013, are excerpted from the consolidated audited financial statements as of those dates but do not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.